Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-178344, 333-127357, 333-42082, 333-77051) on Form S-8 of Official Payment Holdings, Inc. (formerly, Tier Technologies, Inc.) of our report dated December 6, 2011, relating to our audit of the consolidated financial statements and the financial statement schedule, which appear in the Annual Report on Form 10-K of Official Payment Holdings, Inc. (formerly, Tier Technologies, Inc.) for the year ended September 30, 2012.

/s/ McGladrey LLP

Vienna, Virginia
December 14, 2012